Exhibit 10.10

SECOND AMENDED AND RESTATED

HORNBECK OFFSHORE SERVICES, INC.

INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

(Time Vesting)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made effective as of                     , by and between Hornbeck Offshore Services, Inc. (the “Company”) and                      (“Director”).

1.    GRANT OF RESTRICTED STOCK UNITS.    Pursuant to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan”) Director is hereby awarded restricted stock units covering                              shares of the Common Stock of the Company (the “RS Units”). On any day, the value of an RS Unit shall equal the Fair Market Value of one share of Common Stock of the Company. All of the RS Units shall be subject to the prohibition on the transfer of the RS Units and the obligations to forfeit the RS Units to the Company as set forth in Section 4 of this Agreement.

2.    EFFECT OF THE PLAN.    The RS Units awarded to Director are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Director, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Director hereunder, and this Award shall be subject, without further action by the Company or Director, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

3.    Vesting of RS Units.    Except as otherwise provided in Section 4 of this Agreement, the RS Units shall vest pursuant to the provisions of paragraph (c) of Section 4 of this Agreement, on the first anniversary of the effective date of this Agreement.

4.    RESTRICTIONS.    Director hereby accepts the Award of the RS Units and agrees with respect thereto as follows:

(a)    No Transfer.    Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the RS Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution. Any attempted assignment of an RS Unit in violation of this Agreement shall be null and void. The Company shall not be required to honor the transfer of any RS Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan.

(b)    Mandatory Mediation and Arbitration Procedure.    By execution of this Agreement and acceptance of this Award, which is a voluntary benefit provided to Director by the Company, Director waives Director’s right to a jury trial in state or federal court and agrees that (i) Section 15.17 of the Plan, as applicable, shall be the sole and exclusive means of resolving disputes of the parties (including any other persons claiming any rights or having any obligations through the Company or Director) arising out of or relating to this Agreement, and (ii) the dispute resolution provisions of Section 15.17 shall also be the sole and exclusive means for resolving any other dispute between Director and the Company or any of its subsidiaries (including any other person(s) claiming any rights or having any obligations through the Company or Director). By execution of this Agreement, however, Director does not waive Director’s right to any normally available remedies Director may have in connection with any claim Director may bring against the Company or any of its subsidiaries, as an arbitrator can award any normal remedies Director could get in a court proceeding. By execution of this Agreement Director represents that to the extent Director considered necessary, Director has sought, at Director’s own expense, counsel regarding the terms of this Agreement and the waiver contemplated in this Section 4(b).

(c)    Forfeiture of RS Units.    If Director terminates service with the Company and its Subsidiaries prior to the first anniversary of the effective date of this Agreement for any reason other than the Director’s death or Retirement or Disability, as hereinafter defined, Director (or Director’s estate) shall initiate a legal proceeding against the Company other than as provided in paragraph (b) of this Section 4, then Director (or Director’s estate, as applicable) shall, for no consideration, forfeit all RS Units; provided, however, that the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the RS Units, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to Director, or (ii) consented to by Director.

(d)    Vesting of RS Units.    If Director provides continuous, eligible service to the Company and its Subsidiaries, as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, until the first anniversary of the effective date of this Agreement, Director shall vest in one hundred percent (100%) of the RS Units.

(e)    Retirement, Death or Disability.    If, as a result of Director’s death, Retirement, or Disability, Director terminates service with the Company and its Subsidiaries prior to the first anniversary of the effective date of this Agreement, Director shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units. For purposes of this Agreement “Disability” means permanent and total disability within the meaning of section 22(e)(3) of the Code as determined by the Committee or its designee in the Committee’s or the designee’s sole and absolute discretion, as applicable. For purposes of this Agreement “Retirement” means Director’s termination of service as a member of or an advisory director to the Board, on or after the date Director completes five (5) years of service as a member of or advisory director to the Board.

(f)    Change of Control.    If a Change of Control occurs during the term of this Agreement, Director shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units.

(g)    Rights.    RS Units represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Agreement. Other than the rights provided in this Agreement, Director shall have no rights of a stockholder of the Company until such RS Units have vested and the related shares of Common Stock have been issued pursuant to the terms of this Agreement.

(h)    Issuance of Common Stock.    The Company will issue to Director the shares of Common Stock underlying the vested RS Units, no later than the later of (i) 2 1/2 months following the end of the Company’s fiscal year in which the RS Units vest pursuant to paragraph (c) of this Section 4 above, or (ii) as soon as is administratively practicable following the end of such fiscal year. Evidence of the issuance of the shares of Common Stock pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of Director or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.

In the event the shares of Common Stock issued pursuant to this Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that Director is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.

(i)    Associated Preferred Stock Purchase Rights.    The issuance of any shares of Common Stock as the result of Director’s vesting in RS Units pursuant to this Agreement will include any associated preferred stock purchase rights.

5.    COMMUNITY INTEREST OF SPOUSE.    The community interest, if any, of any spouse of Director in any of the RS Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Director’s interest in such RS Units to be so forfeited and surrendered pursuant to this Agreement.

6.    BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Director.

7.    TAX MATTERS.

(a) The vesting of any RS Units and the related issuance of shares of Common Stock pursuant to paragraph (h) of Section 4 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement, Director shall be deemed to have authorized the Company to withhold from the shares of Common Stock issued as a result of Director’s vesting in the RS Units, the shares of Common Stock necessary to satisfy Director’s Required Withholding, if any. The amount of the Required Withholding and the number of shares of Common Stock required to satisfy Director’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the RS Units vest pursuant to Section 4 of this Agreement. Notwithstanding the foregoing, the Company may require that Director satisfy Director’s Required Withholding, if any, by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

(b) Director acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Director to review with Director’s own tax advisors the federal, state, and local tax consequences of this Award. Director is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Director understands that Director (and not the Company) shall be responsible for Director’s own tax liability that may arise as a result of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Director has executed this Agreement, all as of the date first above written.

HORNBECK OFFSHORE SERVICES, INC.

By:
Title:

DIRECTOR ACKNOWLEDGES AND AGREES THAT THE RS UNITS SUBJECT TO THIS AWARD SHALL VEST AND THE RESTRICTIONS RESULTING IN THE FORFEITURE OF THE RS UNIT SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF DIRECTOR’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RS UNITS). DIRECTOR FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON DIRECTOR ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF DIRECTOR’S SERVICE TO THE COMPANY. Director acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Unit Award subject to all of the terms and provisions hereof and thereof, including the mandatory dispute resolution provisions. Director has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.

DIRECTOR

DATED:	SIGNED:

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